EXHIBIT 10.6

Execution Version

CASA LEY CONTINGENT VALUE RIGHTS AGREEMENT

BY AND AMONG

AB ACQUISITION LLC,

SAFEWAY INC.

THE SHAREHOLDER REPRESENTATIVE, AS DEFINED HEREIN

AND

COMPUTERSHARE INC. AND COMPUTERSHARE TRUST COMPANY, N.A., AS RIGHTS AGENT

DATED AS OF JANUARY 30, 2015

i

ii

CASA LEY CONTINGENT VALUE RIGHTS AGREEMENT

THIS CASA LEY CONTINGENT VALUE RIGHTS AGREEMENT, dated as of January 30, 2015 (this “Agreement”), is entered into by and among AB Acquisition LLC, a Delaware limited liability company (“Ultimate Parent”), Safeway Inc., a Delaware corporation (the “Company”), Computershare Inc. (“Computershare”) and its wholly owned subsidiary, Computershare Trust Company, N.A. together as rights agent (the “Rights Agent”) and the Shareholder Representative.

RECITALS

WHEREAS, the Parent Entities and the Company have entered into an Agreement and Plan of Merger, dated as of March 6, 2014 (as amended, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned indirect Subsidiary of Ultimate Parent; and

WHEREAS, pursuant to the Merger Agreement, the Parent Entities have agreed to cause the Company to create and issue in respect of each Closing Company Share, certain rights to the CVR Payment Amount if and when payable pursuant to this Agreement;

NOW, THEREFORE, for and in consideration of the agreements contained herein and the consummation of the transactions contemplated by the Merger Agreement, it is mutually covenanted and agreed as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa;

(iv) all references to “including” shall be deemed to mean including without limitation;

(v) references to any Person include such Person’s successors and permitted assigns; and

(vi) the Excluded Entities shall not be deemed to be Subsidiaries of the Company or Company Subsidiaries.

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Agreement” has the meaning given to such term in the Preamble.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“By-Laws” means the By-Laws of Casa Ley.

“Casa Ley” means Casa Ley, S.A. de C.V., a Mexican company and the issuer of the Casa Ley Series B Shares owned by the Company and any Company Subsidiary.

“Casa Ley Business” shall mean the business and operations carried on by Casa Ley and its Subsidiaries.

“Casa Ley Net Proceeds” means, with respect to the Entire Casa Ley Sale, the sum of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after the Closing in consideration of any Partial Casa Ley Sale or the Entire Casa Ley Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts with respect thereto), plus (ii) any cash amounts received (without duplication of any amounts (1) described in clause (i), or (2) paid to the Company or any Company Subsidiary as a dividend or distribution in connection with any Partial Casa Ley Sale or Entire Casa Ley Sale) by the Company or any Company Subsidiary from and after January 1, 2014 through the consummation of the Entire Casa Ley Sale as a dividend or distribution due to its direct or indirect ownership of Equity Interests in Casa Ley, plus (iii) any interest or income received by the Company or any Company Subsidiary pursuant to Section 2.6, minus (iv) the aggregate amount of the Casa Ley Sale Expenses actually incurred from and after the Closing through the date of payment hereunder in connection with the consummation of the Entire Casa Ley Sale, minus (v) any amounts required to repay and discharge any shareholder loans owed by the Company or any of its Subsidiaries to Casa Ley and not incurred in violation of this Agreement, minus (vi) the income taxes incurred by the Company or any Company Subsidiary in connection with the Entire Casa Ley Sale consummated from and after the Closing which, for purposes of this definition, are deemed to equal the product of (A) (1) the sum of the amounts referenced in clauses (i), (ii) and (iii) of this paragraph, minus (2) the Company’s and the Company Subsidiaries’ tax basis in their Equity Interests in Casa Ley, calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (iv), (v) and (vii) of this paragraph (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (vi)(A)(2)

of this definition) multiplied by (B) 39.25%, minus (vii) if applicable, any costs, fees or expenses incurred in connection with the currency conversion referenced in Section 2.4(b) of this Agreement relating to any Partial Casa Ley Sale and the Entire Casa Ley Sale consummated from and after the Closing, and minus (viii) any Partial Casa Ley Net Proceeds actually paid to the Holders from and after the Closing.

“Casa Ley Net Proceeds Per CVR” means an amount equal to (x) the Casa Ley Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided, that in the event such amount is negative, the Casa Ley Net Proceeds Per CVR shall be zero; provided further, that any CVR to which a Dissenting Stockholder would be entitled but for Section 2.3 of the Merger Agreement shall be deemed to be outstanding and included in the number of CVRs listed in the CVR Register for purposes of the calculation of Casa Ley Net Proceeds Per CVR.

“Casa Ley Sale” means an Entire Casa Ley Sale or Partial Casa Ley Sale, as applicable.

“Casa Ley Sale Agreement” means an executed binding definitive transaction document providing for a Casa Ley Sale.

“Casa Ley Sale Expenses” means (a) any out-of-pocket transaction costs, fees or expenses (including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees and transfer or similar taxes imposed by any jurisdiction) incurred in connection with the Entire Casa Ley Sale or a Partial Casa Ley Sale (including any amounts expressly deemed to be Casa Ley Sale Expenses hereunder) by the Company or any of its Subsidiaries (or any of its Affiliates pursuant to Section 4.3(b)) and the Shareholder Representative, and (b) 50% of the fees and expenses of the Rights Agent, the Neutral Auditor and the investment bank pursuant to Section 2.4(d)(i), in each case, which are documented in reasonable detail, prepared in good faith, and certified by the Shareholder Representative or the Company, as applicable; provided, that Casa Ley Sale Expenses shall exclude any Excluded Expenses.

“Casa Ley Series A Shares” means any issued and outstanding Series A shares of Casa Ley.

“Casa Ley Series B Shares” means all of the issued and outstanding Series B shares of Casa Ley.

“Company” has the meaning given to such term in the Preamble.

“CVRs” means the contingent value rights issued by the Company under this Agreement.

“CVR Payment Amount” has the meaning set forth in Section 2.4(a).

“CVR Payment Date” means the date that any CVR Payment Amount is paid by the Company to the Holders pursuant to Section 2.4.

“CVR Register” has the meaning given to such term in Section 2.3(b).

“Entire Casa Ley Sale” means, as of any date of determination, a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) in one or more transactions (i) of all of the then remaining consolidated assets of Casa Ley and its Subsidiaries attributable to the Company’s direct or indirect ownership of Equity Interests therein followed by a distribution to the Company or any Company Subsidiary of the pro rata proceeds thereof, (ii) of 100% of the Company’s then remaining Equity Interests in Casa Ley or (iii) the effect of which is to divest 100% of the Company’s then remaining direct or indirect investment in Casa Ley.

“Entire CVR Payment Statement” has the meaning given to such term in Section 2.4(d)(ii).

“Excluded Expenses” means any costs, fees or expenses of the Company or any Company Subsidiary arising out of or relating to any dispute with the Shareholder Representative or otherwise with respect to the terms of this Agreement other than the Shareholder Representative’s equal share of the fees and expenses of the Neutral Auditor and the investment bank pursuant to Section 2.4(d)(i) and except as otherwise set forth in Section 7.8.

“Fair Market Value” means the fair market value of any unsold Equity Interests of Casa Ley owned by the Company and any Company Subsidiary determined in accordance with Section 2.4(d)(i). The fair market value of any unsold Equity Interests of Casa Ley shall not include, nor take into account, any minority, liquidity or similar discount to the valuation of Casa Ley in its entirety.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Merger Agreement” has the meaning given to such term in the Recitals.

“Neutral Auditor” has the meaning given to such term in Section 2.4(d)(vi).

“Notice of Agreement” has the meaning given to such term in Section 2.4(c)(ii).

“Notice of Objection” has the meaning given to such term in Section 2.4(c)(ii).

“Objections” has the meaning given to such term in Section 2.4(c)(iv).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Company, in his or her capacity as such an officer.

“Partial Casa Ley Net Proceeds” means, as of any date of determination, with respect to a Partial Casa Ley Sale, the sum of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after the Closing in consideration of such Partial Casa Ley Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts to the extent not released to the Company or any Company Subsidiary prior to the consummation of the Partial Casa Ley Sale) (without duplication of any amounts previously paid to the Holders with respect to a prior Partial Casa Ley Sale), plus (ii) any cash amounts received

(without duplication of any amounts (1) described in clause (i), (2) previously paid to the Holders with respect to a prior Partial Casa Ley Sale or (3) paid to the Company or any Company Subsidiary in connection with any Partial Casa Ley Sale) by the Company or any Company Subsidiary from and after January 1, 2014 through the closing date of such Partial Casa Ley Sale as a dividend or distribution due to its direct or indirect ownership of Equity Interests in Casa Ley, minus (iii) the aggregate amount of the Casa Ley Sale Expenses actually incurred from and after the Closing through the consummation of such Partial Casa Ley Sale (without duplication of any amounts deducted from Partial Casa Ley Net Proceeds previously paid to the Holders with respect to a prior Partial Casa Ley Sale), minus (iv) any amounts required to repay and discharge any shareholder loans owed by the Company or any of its Subsidiaries to Casa Ley, minus (v) the income taxes incurred by the Company or any Company Subsidiary in connection with such Partial Casa Ley Sale which, for purposes of this definition, are deemed to equal the product of (A) (1) the sum of the amounts referenced in clauses (i) and (ii) of this paragraph, minus (2) the portion of the Company’s and the Company Subsidiaries’ tax basis in their Equity Interests in Casa Ley, calculated under U.S. federal income tax principles, that is allocable (as reasonably determined by the Company) to such Partial Casa Ley Sale, minus (3) the sum of the amounts referenced in clauses (iii), (iv) and (vi) of this paragraph (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (v)(A)(2) of this definition) multiplied by (B) 39.25%, and minus (vi), if applicable, any costs, fees or expenses incurred in connection with the currency conversion referenced in Section 2.4(b) of this Agreement reasonably allocated to such Partial Casa Ley Sale.

“Partial Casa Ley Net Proceeds Per CVR” means an amount equal to (x) the Partial Casa Ley Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided, that in the event such amount is negative, the Partial Casa Ley Net Proceeds Per CVR shall be zero; provided further, that any CVR to which a Dissenting Stockholder would be entitled but for Section 2.3 of the Merger Agreement shall be deemed to be outstanding and included in the number of CVRs listed in the CVR Register for purposes of the calculation of Partial Casa Ley Net Proceeds Per CVR.

“Partial Casa Ley Sale” means a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) (i) of less than all of the consolidated assets of Casa Ley and its Subsidiaries attributable to the Company’s direct or indirect ownership of Equity Interests therein followed by a distribution to the Company or any Company Subsidiary of the pro rata proceeds thereof, (ii) of less than 100% of the Company’s Equity Interests in Casa Ley or (iii) the effect of which is to divest the Company of less than all of its direct or indirect investment in Casa Ley.

“Partial CVR Payment Statement” has the meaning given to such term in Section 2.4(c)(i).

“Permitted Transfer” means (i) the transfer of any or all of the CVRs on death by will or intestacy, (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (iii) transfers made pursuant to a court order (including in connection with divorce, bankruptcy or liquidation), (iv) if the Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that (A) such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act, or (B) in the case of a transferring corporation, the Company shall have reasonably determined after consultation with counsel that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act), and (v) a transfer made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Pre-Funded Amount” has the meaning given to such term in Section 3.3(b).

“Qualified Investment” means any (i) investment in a money market investment program registered under the Investment Company Act of 1940, as amended, that invests solely in direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America or (ii) certificate of deposit issued by any bank, bank and trust company or national banking association with a combined capital and surplus in excess of $100,000,000 and insured by the Federal Deposit Insurance Corporation or a similar governmental agency.

“Referral Notice” has the meaning given to such term in Section 2.4(d)(i).

“Remaining Asset Amount” means the Fair Market Value, as of the Sale Deadline, of any unsold Equity Interests of Casa Ley owned by the Company and any Company Subsidiary.

“Rights Agent” means the Rights Agent named in the Preamble, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Sale Deadline” means the later of (i) the three (3) year anniversary of the Effective Time and (ii) if one or more Casa Ley Sales Agreements is executed prior to the three (3) year anniversary of the Effective Time but the Partial Casa Ley Sale or Entire Casa Ley Sale contemplated thereby, as applicable, has not closed, the Sale Deadline shall be the date on which sixty (60) days have elapsed after the date all such Casa Ley Sales Agreements have either been terminated or any and all closings under such Casa Ley Sales Agreements have occurred.

“Sale Deadline Net Proceeds” means, as of the Sale Deadline, in the event there is no Entire Casa Ley Sale, the sum of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after the Closing in consideration of any Partial Casa Ley Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts pursuant thereto), plus (ii) any cash amounts received (without duplication of any amounts (1) described in clause (i) or (2) paid to the Company or any Company Subsidiary as a dividend or distribution in connection with any Partial Casa Ley Sale) by the Company or any Company Subsidiary from and after January 1, 2014 through the Sale Deadline as a dividend or distribution due to its direct or indirect ownership of Equity Interests in Casa Ley, plus (iii) any Remaining Asset Amount, plus (iv) any interest or income received by the Company or any Company Subsidiary pursuant to Section 2.6, minus (v) the aggregate amount of the Casa Ley

Sale Expenses actually incurred from and after the Closing through date of payment hereunder in connection with the occurrence of the Sale Deadline, minus (vi) any amounts required to repay and discharge any shareholder loans owed by the Company or any of its Subsidiaries to Casa Ley and not incurred in violation of this Agreement, minus (vii) certain income taxes incurred by the Company or any Company Subsidiary from and after the Closing which, for purposes of this definition, are deemed to equal the product of (A) (1) the sum of the amounts referenced in clauses (i), (ii), (iii) and (iv) of this paragraph, minus (2) the Company’s and the Company Subsidiaries’ tax basis in their Equity Interests in Casa Ley, calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (v), (vi) and (viii) of this paragraph (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (vii)(A)(2) of this definition) multiplied by (B) 39.25%, minus (viii) if applicable, any costs, fees or expenses incurred in connection with the currency conversion referenced in Section 2.4(b) of this Agreement relating to any Partial Casa Ley Sale consummated from and after the Closing, and minus (ix) any Partial Casa Ley Net Proceeds actually paid to the Holders consummated from and after the Closing and prior to the Sale Deadline.

“Sale Deadline Net Proceeds Per CVR” means an amount equal to (x) the Sale Deadline Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided, that in the event such amount is negative, the Sale Deadline Net Proceeds Per CVR shall be zero; provided further, that any CVR to which a Dissenting Stockholder would be entitled but for Section 2.3 of the Merger Agreement shall be deemed to be outstanding and included in the number of CVRs listed in the CVR Register for purposes of the calculation of Sale Deadline Net Proceeds Per CVR.

“Shareholder Representative” means a committee, or Person controlled by a committee, comprised of T. Gary Rogers and Arun Sarin, both of whom were individual members of the Board of Directors immediately prior to the Effective Time, who shall act by majority vote on behalf of the Holders as their sole and exclusive representative in their capacities as Holders for all matters in connection with this Agreement; provided, however, that the individual members of the committee comprising or controlling the Shareholder Representative shall act free of direction or instruction from any other members of the Board of Directors immediately prior to the Effective Time, though the individual members of the committee comprising or controlling the Shareholder Representative may communicate with such former members regarding the status and substance of this Agreement. Any instrument or document executed by a majority of the individual members of the committee comprising or controlling the Shareholder Representative, in the committee’s capacity as such, shall be deemed a valid execution of such instrument or document on behalf of the Shareholder Representative.

“Shareholder Representative Expense Amount” has the meaning given to such term in Section 3.3(b).

“Shareholder Representative Persons” has the meaning given to such term in Section 3.1(a).

“Shareholder Representative Reimbursement Amount” has the meaning given to such term in Section 3.3(b).

“Surviving Person” has the meaning given to such term in Section 6.1(a)(i).

“Ultimate Parent” has the meaning given to such term in the Preamble.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 Appointment of the Rights Agent; Issuance of CVRs.

The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company shall issue the CVRs at the Effective Time pursuant to the terms of the Merger Agreement, and the CVRs shall represent the right of the Holders to receive, in respect of each CVR held by such Holder, the CVR Payment Amount (if any) if and when payable pursuant to this Agreement. The administration of the CVRs shall be handled pursuant to this Agreement in the manner set forth in this Agreement.

Section 2.2 Nontransferable.

The CVRs or any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs in a book-entry position for each Holder, transfers of CVRs as herein provided and any new issuances of CVRs in respect of any Reverted Company Shares. The CVR Register shall set forth the name and address of each Holder, the number of CVRs held by such Holder and the Tax Identification Number of each Holder, which information, if not available to the Company’s transfer agent or provided by the Holder, shall be provided in writing to the Rights Agent by the Company. The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (including pursuant to any Reverted Company Shares or Permitted Transfers), upon the written receipt of such information by the Rights Agent. Each of the Company and the Shareholder Representative may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the Rights Agent. Within five (5) Business Days after receipt of such request, the Rights Agent shall mail a copy of the CVR Register, as then in effect, to the Company and the Shareholder Representative at the address set forth in Section 7.1.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and setting forth in reasonable detail the circumstances relating to the transfer, and must be accompanied by (i) a written instrument of transfer duly executed by the registered Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or survivor, (ii) the transfer certificate attached hereto as Exhibit A duly completed and properly executed by both the registered Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or survivor and the proposed transferee, and (iii) any other requested documentation in form reasonably satisfactory to the Company and the Rights Agent. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument and the transfer certificate are in proper form and the transfer otherwise complies with the other terms and conditions herein including Section 2.2, register the transfer of the CVRs in the CVR Register. The Rights Agent may rely on the information contained in the transfer certificate and any of the documents required to be provided with the transfer certificate. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio (unless the transfer was permissible hereunder and such failure to be duly registered is attributable to the fault of the Rights Agent). Any transfer or assignment of the CVRs shall be without charge to the Holder; provided, that the Company and the Rights Agent may require (i) payment of a sum sufficient to cover any stamp, transfer or other similar tax or charge that is imposed in connection with any such transfer or (ii) that the transferor establish to the reasonable satisfaction of the Rights Agent that any such taxes have been paid. The Rights Agent shall have no duty or obligation to take any action under this Section 2.3(c) unless and until the Rights Agent is satisfied that all such taxes or charges have been paid in full.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Payment Amount.

(a) The Holders shall be entitled to the following payments in respect of their CVRs (any such payments, in the aggregate, the “CVR Payment Amount”):

(i) Payment for Partial Casa Ley Sales. Subject to the procedures set forth in Section 2.4(c), upon the consummation of any Partial Casa Ley Sale, each Holder of a CVR shall, in respect of such CVR, be entitled to and shall receive the Partial Casa Ley Net Proceeds Per CVR with respect to such Partial Casa Ley Sale.

(ii) Payment for Entire Casa Ley Sales. Subject to the procedures set forth in Section 2.4(d), upon the consummation of the Entire Casa Ley Sale, each Holder of a CVR shall, in respect of such CVR, be entitled to and shall receive the Casa Ley Net Proceeds Per CVR.

(iii) Payment upon Sale Deadline. Subject to the procedures set forth in Section 2.4(d), upon the Sale Deadline, each Holder of a CVR shall, in respect of such CVR, be entitled to and shall receive the Sale Deadline Net Proceeds Per CVR.

(iv) Deferred Cash Consideration. To the extent that any consideration pursuant to any Partial Casa Ley Sale or Entire Casa Ley Sale includes any deferred cash consideration (including pursuant to any escrow, holdback or similar amount and including any such deferred cash consideration in connection with a Partial Casa Ley Sale or Entire Casa Ley Sale consummated prior to the Closing), each Holder of a CVR shall be entitled to and shall receive an amount with respect to such CVR equal to (x) the amount of such deferred cash consideration received by the Company or any Company Subsidiary (minus the product of (A) 39.25% and (B) the amount of such deferred cash consideration, less an allocable amount of the Company and the Company Subsidiaries’ tax basis in their Equity Interests in Casa Ley, calculated under U.S. federal income tax principles, but only to the extent, if any, that such basis was not previously taken into account in determining the amount of the payments in clauses (i), (ii) and (iii) of this Section 2.4(a)), divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided that any CVR to which a Dissenting Stockholder would be entitled but for Section 2.3 of the Merger Agreement shall be deemed to be outstanding and included in the number of CVRs listed in the CVR Register for purposes of the calculation of the number of CVRs listed in the CVR Register in this Section 2.4(a)(iv)(y). Such deferred cash consideration amounts received by the Company or any Company Subsidiary shall be paid by the Company, within two (2) Business Days after its receipt thereof, directly to the Rights Agent for payment to the Holders.

(b) Currency Conversion. To the extent that any proceeds described herein are received in a currency other than U.S. dollars, the amount of such proceeds shall be deemed to be the U.S. dollar amount actually received by the Company upon the Company’s conversion of such proceeds into U.S. dollars at the direction of the Shareholder Representative. To the extent any expenses, fees or costs are incurred or paid in a currency other than U.S. dollars, the actual U.S. dollar amount that was paid, that was funded by the Company into the Shareholder Representative Expense Amount or that was a Pre-Funded Amount (excluding any amount that remains unused on the consummation of the Casa Ley Sale and that is distributed from the joint account to the Company on such date in accordance with Section 3.3(b) below) shall be used in the calculation of the “Casa Ley Sale Expenses”.

(c) Procedure for Partial Casa Ley Sales.

(i) Promptly following the closing of a Partial Casa Ley Sale but in no event later than ten (10) Business Days thereafter, the Company shall deliver to the Shareholder Representative (with a copy to the Rights Agent and Ultimate Parent) the Company’s good faith written calculation, in reasonable detail and with supporting documentation, work papers and receipts of the Partial Casa Ley Net Proceeds and the resulting Partial Casa Ley Net Proceeds Per CVR (the “Partial CVR Payment Statement”), which shall be certified by the Company. The Partial CVR Payment Statement shall incorporate any Casa Ley Sale Expenses of the Shareholder Representative set forth in writing by the Shareholder Representative to the Company within such ten (10) Business Day period, which shall be certified by the Shareholder Representative. Ultimate Parent and the Company shall be protected in relying in good faith upon such certification.

(ii) Within five (5) Business Days after receipt of the Partial CVR Payment Statement, the Shareholder Representative shall deliver to the Company and the Rights Agent (with a copy to Ultimate Parent) a notice specifying whether the Shareholder Representative agrees with (a “Notice of Agreement”) or objects to (a “Notice of Objection”) such Partial CVR Payment Statement.

(iii) If the Shareholder Representative delivers a Notice of Agreement, then any Partial Casa Ley Net Proceeds Per CVR shall be due and payable to the Holders pursuant to the procedures set forth in Section 2.4(e) below. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such five (5) Business Day period, then the Shareholder Representative shall be deemed to have delivered a Notice of Agreement with respect to such Partial CVR Payment Statement at the end of such period.

(iv) Any Notice of Objection shall contain the Shareholder Representative’s calculation of the Partial CVR Net Proceeds and the resulting Partial Casa Ley Net Proceeds Per CVR that such Shareholder Representative believes Holders are entitled to receive. Such Notice of Objection must also be accompanied by a description in reasonable detail of each of the objections to the calculations reflected in the Notice of Objection (collectively, the “Objections”). For a period of ten (10) Business Days after the delivery of the Notice of Objection, the Company and the Shareholder Representative shall, in good faith, try to resolve any Objections; provided, however, that to the extent that the Company and the Shareholder Representative shall disagree, the Shareholder Representative’s good faith calculation of the Partial CVR Net Proceeds and the resulting Partial Casa Ley Net Proceeds Per CVR (as modified to give effect to the results of any discussions and negotiations pursuant to this clause (iv)) shall control.

(d) Procedure for the Entire Casa Ley Sale or upon the Sale Deadline.

(i) For a period of ten (10) Business Days following the occurrence of the Sale Deadline, the Company and the Shareholder Representative shall attempt in good faith to agree on the Fair Market Value of any unsold Equity Interests in Casa Ley then owned by the Company or any Company Subsidiary. If the Company and the Shareholder Representative do not by mutual consent agree on the Fair Market Value of any unsold Equity Interests of Casa Ley then owned by the Company or any Company Subsidiary within such ten (10) Business Day period, then either the Company or the Shareholder Representative may, by written notice to the other (the “Referral Notice”), determine to refer such dispute to an independent investment banking firm. In the event that either the Company or the Shareholder Representative determines to refer such dispute to an independent banking firm, then, within ten (10) Business Days following the date of delivery of the Referral Notice, each of the Company and the Shareholder Representative shall separately, by written notice to the other, select an internationally recognized independent investment banking firm with expertise in valuing, selling or providing financing with respect to companies engaged, publicly or privately, in the food and drug retail business in Mexico and instruct such investment banks to select and mutually agree upon another such independent investment banking firm to be retained, which such independent investment banking firm shall be instructed by the parties to, within twenty (20) Business Days from the date of its retention, prepare and deliver to the Company and the Shareholder Representative such investment banking firm’s written determination of the Fair Market Value of such unsold Equity Interests of Casa Ley (which, for the avoidance of doubt, shall not include, nor take into account, any minority, liquidity or similar discount to the valuation of Casa Ley in its entirety). Notwithstanding anything to the contrary contained in this Section 2.4, in the event that the Company or any Company Subsidiary enters into an agreement to sell any unsold Equity Interests in Casa Ley after the three (3) year anniversary of the Closing but prior to the final payment of the Sale Deadline Net Proceeds, then the Fair Market Value of any such unsold Equity Interests of Casa Ley for purposes of this Section 2.4(d)(i) shall be the greater of (x) the Fair Market Value as determined by either (A) the mutual consent of the Company and the Shareholder Representative or (B) the independent investment banking firm and (y) the price per Equity Interest of the Equity Interests of Casa Ley set forth in such agreement (multiplied by the number of unsold Equity Interests of Casa Ley owned by the Company as of the Sale Deadline). The determination of the Fair Market Value of any unsold Equity Interests in Casa Ley then owned by the Company or any Company Subsidiary in accordance with this Section 2.4(d)(i) shall be final and binding upon the Company and the Shareholder Representative and any other Persons for purposes of calculating the Remaining Asset Amount.

(ii) Promptly following the completion of the Entire Casa Ley Sale or the occurrence of the Sale Deadline, but in no event later than the later of (A) twenty (20) Business Days thereafter and (B) three (3) Business Days following receipt of the calculation of the Fair Market Value referenced in Section 2.4(d)(i) above, the Company shall deliver to the Shareholder Representative (with a copy to the Rights Agent and Ultimate Parent) the Company’s good faith written calculation of the Casa Ley Net Proceeds or the Sale Deadline Net Proceeds (including any Partial Casa Ley Sales), and the resulting Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable (the “Entire CVR Payment Statement”). The Entire CVR Payment Statement shall incorporate any Casa Ley Sale Expenses of the Shareholder Representative set forth in writing by the Shareholder Representative to the Company within such twenty (20) Business Day (or applicable later) period, which shall be certified by the Shareholder Representative. Ultimate Parent and the Company may rely in good faith upon such certification. For the avoidance of doubt, the Company shall deliver an Entire CVR Payment Statement even if it believes that there are no Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR due and payable. Such Entire CVR Payment Statement will be accompanied by the Company’s calculation in reasonable detail of the components of the Casa Ley Net Proceeds or the Sale Deadline Net Proceeds, as applicable, including a good faith written calculation, in reasonable detail and with supporting documentation, work papers and receipts, of the Casa Ley Sale Expenses incurred by the Company and its Subsidiaries (other than the Shareholder Representative Expense Amount and any Pre-Funded Amounts pursuant to Section 3.3(b)), along with an Officer’s Certificate certifying such Casa Ley Sale Expenses and that the CVR Payment Amount was calculated in the manner required under this Agreement. The Shareholder Representative may rely in good faith on such certification.

(iii) Within thirty (30) days after receipt of the Entire CVR Payment Statement, the Shareholder Representative shall deliver to the Company and the Rights Agent (with a copy to Ultimate Parent) a Notice of Agreement or a Notice of Objection to such Entire CVR Payment Statement. During such thirty (30) day period, the Company shall cooperate with and permit, and Ultimate Parent shall cause the Company to cooperate with and permit, the Shareholder Representative and any accountant or other consultant or advisor retained by the Shareholder Representative access during normal business hours to such records and personnel (including the external auditors of the Company and its Subsidiaries) as may be reasonably necessary to verify the accuracy of the Entire CVR Payment Statement and the amounts underlying the calculation of the entire CVR Payment Amount.

(iv) If the Shareholder Representative delivers a Notice of Agreement, then any Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, shall be due and payable to the Holders pursuant to the procedures set forth in this Section 2.4(d) below, and, after delivery of any Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, with respect to all Holders to the Rights Agent, Ultimate Parent and the Company shall thereafter have no further obligations with respect to such Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such thirty (30) day period, then the Shareholder Representative shall be deemed to have delivered a Notice of Agreement with respect to such Entire CVR Payment Statement at the end of such period.

(v) If the Shareholder Representative delivers a Notice of Objection to the Company within such thirty (30) day period, such Notice of Objection shall contain the Shareholder Representative’s calculation of the Casa Ley Net Proceeds or the Sale Deadline Net Proceeds (including any Partial Casa Ley Sales), and the resulting Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable. Such Notice of Objection must also be accompanied by a description in reasonable detail of each of the Objections, and a certificate certifying that the CVR Payment Amount reflected in the Notice of Objection was calculated in the manner required under this Agreement.

(vi) If the Company does not agree with any of the Objections, the Objections that are in dispute shall be submitted to Grant Thornton LLP (the “Neutral Auditor”). Such Neutral Auditor shall, within thirty (30) Business Days of such submission, resolve any differences between the Company and the Shareholder Representative and such resolution shall, in the absence of manifest error, be final, binding and conclusive upon Ultimate Parent, the Company, the Shareholder Representative, each of the other parties hereto and each of the Holders. The costs, fees and expenses of such Neutral Auditor shall be borne equally by the Company and the Shareholder Representative; with any such costs, fees and expenses of the Shareholder Representative being offset against any Casa Ley Net Proceeds or the Sale Deadline Net Proceeds (including any Partial Casa Ley Sales), and the resulting Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, any such costs, fees and expenses of such Neutral Auditor to be borne by the Company shall not be considered to be Casa Ley Sale Expenses. Upon such resolution, the Company and the Shareholder Representative shall notify the Rights Agent in writing of such resolution and any Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, shall be due and payable to the Holders in respect of each CVR held by such Holder pursuant to the procedures set forth in this Section 2.4 below, and, after delivery of any Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, with respect to all Holders, the Rights Agent, Ultimate Parent and the Company shall thereafter have no further obligations with respect to the Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR and shall, subject to Section 2.4(e), no longer be entitled to (i) any amount to the extent reflected in any such finally resolved Casa Ley Net Proceeds or Sales Deadline Net Proceeds or (ii) any further Casa Ley Sale Expenses. To the extent that the Casa Ley Net Proceeds or the Sale Deadline Net Proceeds are less than zero, the Company shall bear any such costs, fees, expenses or losses.

(e) Once any Partial Casa Ley Net Proceeds Per CVR, Casa Ley Net Proceeds Per CVR, Sale Deadline Net Proceeds Per CVR or any deferred cash consideration per CVR payable pursuant to Section 2.4(a)(iv) becomes due and payable pursuant to Section 2.4(a)(iv), Section 2.4(c), Section 2.4(d) or Section 2.4(e), the Company shall establish a CVR Payment Date with respect to the CVR Payment Amount that is within five (5) Business Days thereafter and shall provide written notice to the Rights Agent and Shareholder Representative of the same. At least two (2) Business Days prior to such CVR Payment Date, the Company shall cause all amounts to be paid to the Holders on such CVR Payment Date, whether comprised of the Partial Casa Ley Net Proceeds, the Casa Ley Net Proceeds, the Sale Deadline Net Proceeds and/or the aggregate amount of deferred cash consideration payable pursuant to Section 2.4(a)(iv), as applicable, to be delivered to the Rights Agent, who will in turn, on the CVR Payment Date, pay the applicable Partial Casa Ley Net Proceeds Per CVR, Casa Ley Net Proceeds Per CVR, Sale Deadline Net Proceeds Per CVR or deferred cash consideration per CVR payable pursuant to Section 2.4(a)(iv) to each of the Holders (recalculated by the Company and the Shareholder Representative as of each CVR Payment Date to the extent needed to adjust for any Reverted Company Shares multiplied by the number of CVRs held by such Holder as reflected on the CVR Register) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date. Any Casa Ley Sale Expenses to the extent not reflected in the finally resolved Casa Ley Net Proceeds or Sale Deadline Net Proceeds shall be deducted from any such deferred cash consideration. If no CVR Payment Amount is due and payable to the Holders pursuant to any Partial Casa Ley Sale, the Entire Casa Ley Sale or at the Sale Deadline, the Rights Agent, upon written request from the Company and the Shareholder Representative, shall deliver notice of the same to the Holders within five (5) Business Days of being notified that no such CVR Payment Amount is owing to the Holders. Whenever a payment is to be made by the Rights Agent, the Company shall deliver written instructions with respect to such payment that includes the aggregate amount of such payment to be paid to the Holders, and the amount per CVR to be paid to each such Holder. Until such written instructions are received by the Rights Agent, the Rights Agent may presume conclusively that no event has occurred that would require such payment.

(f) The Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(g) Any funds comprising the cash deposited with the Rights Agent under Section 2.4(e) that remain undistributed to the Holders twelve (12) months after the CVR Payment Date with respect to the Entire Casa Ley Sale or the Sale Deadline shall be delivered to the Company by the Rights Agent, upon written demand by the Company, and any Holders who have not theretofore received payment in exchange for such CVRs shall thereafter look only to the Company for payment of their claim therefor; provided, that to the extent any deferred cash consideration pursuant to Section 2.4(a)(iv) becomes due and payable after such date, such deferred cash consideration shall be deposited with the Rights Agent pursuant to Section 2.4(e) and any such funds that remain undistributed shall only be delivered to the Company, upon written demand by the Company, twelve (12) months after the Rights Agent’s receipt thereof, and upon delivery of such funds to the Company, the escheatment obligations of the Rights Agent with respect to such funds shall terminate. Notwithstanding anything to the contrary herein, any portion of the consideration provided by the Company to the Rights Agent that remains unclaimed immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by Law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto, subject to any escheatment Laws.

(h) During the period that the Rights Agent is in possession of the funds delivered to the Rights Agent for payment to Holders, the Rights Agent shall identify, report and deliver all unclaimed portions of such amounts and related unclaimed property to all states and jurisdictions for the Company in accordance with applicable abandoned property law. None of the Company, the Shareholder Representative or the Rights Agent shall be liable to any person in respect of any funds delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar law. In consideration of receiving compensation from the agents of the states for processing and support services provided by the Rights Agent relating to initial compliance with applicable abandoned property law, the Rights Agent shall not charge the Company for such services. In connection with providing such services, the Rights Agent may use the services of a locating service provider selected by the Rights Agent to locate and contact Holders, if any, who have not yet cashed their checks representing payment of the funds deposited with the Rights Agent for payment to the Holders, which provider has agreed to compensate the Rights Agent for processing and other services the Rights Agent provides in connection with such locating services. Such provider shall inform any such located Holders that they may choose either (i) to contact the Rights Agent directly to receive a check for payment of such amounts at no charge other than any applicable fees contemplated herein, or (ii) to utilize the services of such provider for a fee to be specified in writing to such Holder, which may not exceed the lesser of 15% of the total value of such payment amount or the maximum statutory fee permitted by the applicable state jurisdiction. If the Company requires the Rights Agent to work with a locating service provider other than one selected by the Rights Agent, additional fees may apply.

(i) The Rights Agent shall not be obligated to perform wage or Form W-2 tax reporting, and to the extent that any wage or W-2 reporting is required with respect to the payment of any funds hereunder to Holders, the Company shall promptly notify the Rights Agent of the person or entity responsible for such wage or W-2 reporting.

(j) All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its duties, obligations and responsibilities hereunder (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until disbursed pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in obligations of, or guaranteed by, the

United States of America. The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. No interest shall accrue on any funds deposited with the Rights Agent pursuant to this Agreement. Computershare shall not be obligated to calculate or pay such interest, dividends or earnings to the Company, any Holder or any other person or entity. For the avoidance of doubt, the preceding three sentences are not meant to cover any interest included in the Casa Ley Net Proceeds, Partial Casa Ley Net Proceeds, Sale Deadline Net Proceeds and/or any amounts paid pursuant to Section 2.4(a)(iv).

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Ultimate Parent or the Company.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder (without prejudice to the inclusion in Casa Ley Net Proceeds and Sale Deadline Net Proceeds of the amounts referenced in Section 2.6).

(b) The CVRs shall not represent any equity or ownership interest in Ultimate Parent, the Company or any of their Affiliates, or in any constituent company to the Merger.

Section 2.6 Establishment of Casa Ley CVR Bank Account. Any amounts paid to the Company or any of its Subsidiaries in connection with any Partial Casa Ley Sale, any Entire Casa Ley Sale or in connection with any deferred cash consideration with respect thereto shall be held in a segregated bank account at a banking institution reasonably acceptable to the Shareholder Representative established and maintained for the benefit of the Holders and invested in one or more Qualified Investments until any CVR Payment Amount is required to be paid pursuant to the terms hereof. Notwithstanding anything to the contrary contained in this Agreement, other than in connection with any payment pursuant to Section 2.4(e), the Company shall not withdraw any amounts from such bank account without the prior written consent of the Shareholder Representative.

ARTICLE III

THE RIGHTS AGENT AND SHAREHOLDER REPRESENTATIVE

Section 3.1 Certain Duties and Responsibilities.

(a) Neither (i) the Rights Agent nor (ii) the Shareholder Representative, the Shareholder Representative’s direct or indirect holders of Equity Interests, any individual member of the committee that comprises or controls the Shareholder Representative or, as applicable, any of their respective managers, directors, officers, employees, agents or other representatives (such Persons described in this clause (ii) in their capacities as such, the “Shareholder Representative Persons”) shall have any liability or responsibility to any

Person (A) of any kind whatsoever for or in respect of its performance of any duties imposed hereunder or for any actions taken, suffered or omitted to be taken in connection with this Agreement (including, in the case of the Rights Agent, its acceptance and administration of this Agreement and the exercise and performance of its duties hereunder), (B) for any acts or omissions of the other parties hereto or (C) for damages, losses or expenses arising out of this Agreement, except (in the case of each of the foregoing clauses) to the extent of their gross negligence, bad faith or willful or intentional misconduct (each as determined by a final judgment of a court of competent jurisdiction). No Shareholder Representative Person shall have any duties, fiduciary or otherwise, under this Agreement except the duty to act in good faith and except as expressly set forth herein. No provision of this Agreement shall require the Rights Agent or any Shareholder Representative Person to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. For purposes of this Section 3.1 and Sections 3.2, 3.3 and 7.5 below, the term “Rights Agent” shall include the Rights Agent’s managers, directors, officers, employees, agents or other representatives in their capacity as such and, for the avoidance of doubt, the Rights Agent shall be liable for breaches of this Agreement by the Rights Agent’s managers, directors, officers, employees, agents or other representatives.

(b) The Shareholder Representative shall have the exclusive authority to act on behalf of the Holders in enforcing any of their rights hereunder, including the delivery of a Notice of Objection, statement of Objections and negotiation. The Shareholder Representative shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense. All rights of action under this Agreement may be (and shall only be) enforced by the Shareholder Representative, and any action, suit or proceeding instituted by the Shareholder Representative shall be brought in its name as Shareholder Representative on behalf of the Holders, and any recovery of judgment shall be for the ratable benefit of all the Holders, as their respective rights or interests may appear in the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied duties, covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely in good faith upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) (i) whenever the Rights Agent shall reasonably require that a matter be established or proved by the Company prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may request and rely upon a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Company on behalf of the Company, which certificate shall be, if signed by the party or parties required to consent to such action, full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful or intentional misconduct (each as determined by a final judgment of a court of competent jurisdiction) on its part, incur no liability, and shall be protected and be held harmless by the Company, for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate; and (ii) whenever the Rights Agent shall reasonably require that a matter be established or proved by the Shareholder Representative prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may request and rely upon a certificate signed by each then current individual member of the committee that comprises or controls the Shareholder Representative on behalf of the Shareholder Representative, which certificate shall be, if signed by the party or parties required to consent to such action, full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful or intentional misconduct (each as determined by a final judgment of a court of competent jurisdiction) on its part, incur no liability, and shall be protected and be held harmless by the Company, for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection (who may be legal counsel for the Rights Agent or an employee of the Rights Agent) and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) except as otherwise set forth in this Agreement, the Rights Agent shall have no liability and shall be held harmless by the Company in respect of the validity of this Agreement, the statements of fact or recitals contained herein (or be required to verify the same), or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the other parties hereto); nor shall it be responsible for any breach by the Company or any other party of any covenant or condition contained in this Agreement nor shall the Rights Agent be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document, including, without limitation, the Merger Agreement, nor shall the Rights Agent be required to determine if any person or entity has complied with any such agreements, instruments or documents, nor shall any additional obligations of the Rights Agent be inferred from the terms of such agreements, instruments or documents even though reference thereto may be made in this Agreement;

(g) notwithstanding anything in this Agreement to the contrary, (i) the Rights Agent shall in no event be liable for special, punitive or unforeseeable consequential damages (unless such damages are to third parties with respect to third party claims that result in a judgment against the Rights Agent for such damages), and (ii) any liability of the Rights Agent, including, but not limited to, foreseeable consequential damages, shall be limited to the amount of fees paid by the Company to the Rights Agent (excluding amounts paid to the Rights Agent as reimbursement for expenses and other charges);

(h) the Rights Agent and any of its affiliates may buy, sell or deal in any securities of the Company or the Ultimate Parent or become peculiarly interested in any transaction in which the Ultimate Parent or the Company may be interested, or contract with or lend money to the Ultimate Parent or the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Ultimate Parent or the Company or for any other Person; and

(i) the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents; provided that the Rights Agent shall be liable for breaches of this Agreement by such directors, officers, employees, attorneys or agents.

Section 3.3 Indemnity and Expenses.

(a) The Company agrees to indemnify, defend and hold harmless each Shareholder Representative Person and the Rights Agent for, and to hold each Shareholder Representative Person and the Rights Agent harmless against, any loss, liability, judgment, fine, penalty, claim, demand, suit, cost, damage or expense, including reasonable out-of-pocket expenses (including the reasonable costs and expenses of legal counsel) arising out of or in connection with the Rights Agent’s and the Shareholder Representative’s respective duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending the Rights Agent and each individual member of the Committee that comprises or controls the Shareholder Representative against any claims, charges, demands, investigations, suits or loss or liability, or enforcement of its rights hereunder, unless it shall have been finally determined by a judgment of a court of competent jurisdiction to be a direct result of the Rights Agent’s or such Shareholder Representative Person’s, as applicable, gross negligence, bad faith or willful or intentional misconduct. The right to indemnification conferred in this Section 3.3(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by such Person entitled to be indemnified under this Section 3.3(a) who was, or is threatened to be made a named defendant or respondent in a claim, charge, demand, investigation or suit in advance of the final disposition thereof and without any determination as to the Person’s ultimate entitlement to indemnification. The rights granted pursuant to this Section 3.3(a) shall be deemed contract rights, and no amendment, modification or repeal of this Section 3.3(a) shall have the effect of limiting or denying any such rights with respect to claims, charges, demands, investigations and suits arising prior to any such amendment, modification or repeal. The Shareholder Representative Person’s aggregate liability to any Person with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Shareholder Representative as fees and charges, but not including reimbursable expenses. Indemnification under this Section 3.3(a) shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. Any such amounts incurred by the Company in connection with this Section 3.3(a) shall be a Casa Ley Sale Expense.

(b) The Company or any of its Affiliates shall, if and as requested by the Shareholder Representative at any time from and after the Effective Time through the termination of this Agreement, pay to or at the direction of the Shareholder Representative fees and expenses incurred at the direction of the Shareholder Representative pursuant to this Agreement (“Shareholder Representative Reimbursement Amount”). Subject to the next sentence, the Company or any of its Affiliates shall, if and as requested by the Shareholder Representative at any time from and after the Effective Time through the termination of this Agreement, transfer to a joint account of the Company and the Shareholder Representative funds in the amount of $25,000,000 less the Shareholder Representative Reimbursement Amount actually paid through that date for use as directed by the Shareholder Representative (the “Shareholder Representative Expense Amount”) pursuant to this Agreement. If any amounts are required in excess of $25,000,000 (and, to the extent the Shareholder Representative Expense Amount has been funded, only after such amount has been fully expended), then at the request of the Shareholder Representative from time to time, the Company or an Affiliate of the Company will promptly pay such additional fees and expenses incurred at the direction of the Shareholder Representative pursuant to this Agreement and/or pre-fund to such joint account an amount reasonably specified by the Shareholder Representative in respect of expected expenses in connection with the Casa Ley Sale (including payments to such advisors as the Shareholder Representative may choose to engage in connection with the Casa Ley Sale) and performance of its obligations and duties hereunder (any such amount, a “Pre-Funded Amount”). Any amounts held in such joint account shall be treated as owned by the Company for all income tax purposes, any interest or other income earned with respect to such joint account shall be reported as income of the Company for tax purposes and, for the avoidance of doubt, no portion of the Shareholder Representative Reimbursement Amount, the Shareholder Representative Expense Amount or any Pre-Funded Amount shall be considered income to the Shareholder Representative for tax purposes. The parties hereto will prepare all Tax Returns in a manner consistent with the foregoing sentence. Any Shareholder Representative Reimbursement Amount and any amounts (and only such amounts) actually spent from the Shareholder Representative Expense Amount or Pre-Funded Amounts shall be included in the calculation of Casa Ley Sale Expenses hereunder. Any funds from the Shareholder Representative Expense Amount or Pre-Funded Amounts that remain unused on the earlier of the consummation of the Entire Casa Ley Sale and the Sale Deadline (taking into account the completion of the procedures set forth in Section 2.4) shall be distributed from the joint account to the Company five (5) Business Days after the payment of the Casa Ley Net Proceeds Per CVR or the Sale Deadline Net Proceeds Per CVR. For the avoidance of doubt, the Company or one of its Affiliates shall pay all Casa Ley Sales Expenses, including any such Case Ley Sale Expenses incurred at the direction of the Shareholder Representative, subject to the deduction of such Casa Ley Sale Expenses from the payments to the Holders as is provided for hereunder. Notwithstanding the foregoing, after the completion of an Entire Casa Ley Sale, the Company’s consent, which shall not be unreasonably withheld, will be required for any fees or expenses that the Shareholder Representative may wish to incur pursuant to this Section 3.3(b), to the extent that the aggregate amount of such fees and expenses would exceed the amount of deferred consideration reasonably expected from such Entire Casa Ley Sale.

(c) The Company agrees, in all events (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as set forth on Schedule 3.3(c) hereto and (ii) to reimburse the Rights Agent for all taxes and governmental charges (other than taxes measured by the Rights Agent’s income) and reasonable and customary out-of-pocket expenses (including reasonable and customary fees and expenses of the Rights Agent’s counsel) paid or incurred by the Rights Agent in connection with the preparation, delivery, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder. Any invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable by the Company within thirty (30) days after receipt by the Company, except for postage and mailing expenses, which funds must be received one (1) Business Day prior to the scheduled mailing date. For the avoidance of doubt, 50% of such fees, expenses and reimbursements contained in this Section 3.3 shall be Casa Ley Sale Expenses and the remaining 50% of such fees, expenses and reimbursements shall not be Casa Ley Sale Expenses.

Section 3.4 Resignation and Removal of Rights Agent and Shareholder Representative; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to the Company (with a copy to Ultimate Parent) and the Shareholder Representative specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified. Any individual members of the committee that comprises or controls the Shareholder Representative may resign at any time by giving written notice thereof to the Company (with a copy to Ultimate Parent), the Rights Agent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b) If at any time the Rights Agent shall resign, be removed or become incapable of acting, the Company, by a Board Resolution, shall promptly appoint a qualified successor Rights Agent reasonably satisfactory to the Shareholder Representative. The successor Rights Agent so appointed shall, upon its acceptance of such appointment in accordance with this Section 3.4(b), become the successor Rights Agent.

(c) If (i) a successor Rights Agent has not been appointed pursuant to Section 3.4(b) and has not accepted such appointment within thirty (30) days after the initial Rights Agent delivers notice of its resignation pursuant to Section 3.4(a) or (ii) at any time the Rights Agent shall become incapable of acting, the incumbent Rights Agent, the Shareholder Representative or the Company may petition any court of competent jurisdiction for the removal of the Rights Agent, if applicable, and the appointment of a successor Rights Agent.

(d) If at any time any individual members of the committee that comprises or controls the Shareholder Representative shall resign, be removed or become incapable of acting, the remaining members of the committee that comprises or controls the Shareholder Representative shall promptly appoint a qualified successor individual member to such committee. If the individual members of the committee that comprises or controls the Shareholder Representative unanimously determine that a third committee member would be appropriate, then the members of the committee that comprises or controls the Shareholder Representative shall appoint, upon unanimous agreement, a qualified individual member to such committee. The successor or additional individual member so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.4(d), become a successor or additional individual member of the committee comprising the Shareholder Representative; provided, that (x) such successor or additional individual member of the committee comprising the Shareholder Representative may not be a director, officer or employee of the Company or any of its Affiliates and (y) the Company agrees to indemnify the Shareholder Representative for any and all actions taken in connection with this Section 3.4(d).

(e) The Company shall give written notice of each resignation and each removal of a Rights Agent or individual member of the committee comprising the Shareholder Representative and each appointment of a successor Rights Agent or individual member of the committee comprising the Shareholder Representative to the then acting members of the committee comprising the Shareholder Representative or then acting Rights Agent, as applicable, within ten (10) days after acceptance of appointment by a successor Rights Agent or individual member of the committee comprising the Shareholder Representative. If requested, the Rights Agent (or successor Rights Agent) shall mail notice of each resignation and each removal of a Rights Agent or individual member of the committee comprising the Shareholder Representative and each appointment of a successor Rights Agent or individual member of the committee comprising the Shareholder Representative to the Holders within ten (10) days after receipt of notice thereof and all necessary information from the Company. Each such notice provided to the Rights Agent, Shareholder Representative, or Holders shall include the name and address of the successor Rights Agent or Shareholder Representative, as applicable.

Section 3.5 Acceptance of Appointment by Successor.

Every successor Rights Agent or Shareholder Representative appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Rights Agent or Shareholder Representative, as applicable, an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent or Shareholder Representative, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent or Shareholder Representative (as applicable); but, on request of the Company or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

ADDITIONAL COVENANTS

Section 4.1 Operations.

(a) From and after the Effective Time until the payment of the Entire Casa Ley Net Proceeds or the Sale Deadline Net Proceeds, (i) the Company shall, to the extent legally permissible (and subject to the Shareholder Representative’s entry into a customary non-disclosure agreement to the extent required by applicable Law or any agreements binding on the Company with respect to Casa Ley), reasonably promptly provide to the Shareholder Representative all information received by the Company or any of its Subsidiaries relating to

Casa Ley or any of its Subsidiaries, (ii) the Company shall vote (and shall cause its Subsidiaries to vote) their respective direct or indirect Equity Interests in Casa Ley and its Subsidiaries as directed by the Shareholder Representative, provided that such direction would not reasonably be expected to result in a violation of applicable Law, a violation of Casa Ley’s governing documents or any material liability or obligation of the Company, any Company Subsidiary or any of their Affiliates, (iii) the Company shall use commercially reasonable efforts to procure that (A) the Casa Ley Business will be operated substantially in the ordinary course of business consistent with past practice and (B) Casa Ley and each of its Subsidiaries will distribute any proceeds received with respect to any Partial Casa Ley Sale or the Entire Casa Ley Sale to the Company or any Company Subsidiary such that it may be distributed to the Holders, (iv) the Company shall not (and shall cause its Subsidiaries not to) enter into any material transaction, agreement or commitment with Casa Ley or any of its Subsidiaries without the Shareholder Representative’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), other than the continuation, in accordance with their respective terms, of any such transaction, agreement or commitment between Casa Ley or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other, that are in effect as of the Effective Time and (v) the Company shall not, shall cause its Subsidiaries not to, and shall use reasonable best efforts to cause Casa Ley not to, as applicable, issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of, or other Equity Interests in Casa Ley or any of its Subsidiaries. The Company agrees that it shall designate to the board of directors or similar governing body of Casa Ley and any of its Subsidiaries, a designee reasonably acceptable to and approved in writing in advance by the Shareholder Representative; provided that any appointees to the board of directors or similar governing body of Casa Ley and any of its Subsidiaries as of the Effective Time shall be deemed to have been approved in writing in advance by the Shareholder Representative.

Section 4.2 List of Holders.

The Company shall furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from the transfer agent of the Company, or from such other agent performing similar services for the Company, or from the Company’s internal records with regard to Company Options, Restricted Shares, Performance Share Awards, Restricted Stock Units and shares credited in the “stock credit accounts” to the extent no records from a third party agent are maintained in the ordinary course, the names and addresses of the Holders and the number of CVRs held by each such Holder, within five (5) Business Days of the Effective Time.

Section 4.3 Casa Ley Sale Process.

(a) From and after the Effective Time until the consummation of the Entire Casa Ley Sale or the Sale Deadline, whichever is earlier, the Shareholder Representative shall be responsible for conducting the sale process of Casa Ley (or, to the extent a Casa Ley Sale involving a sale of Casa Ley Series A Shares is contemplated, responsible for overseeing and making any decisions on behalf of the Company with respect to such sale process of Casa Ley, and the Company hereby agrees that it will act at the direction of the Shareholder Representative with respect to the voting of its Equity Interests in respect of any matters concerning the Casa Ley Sale) and shall be empowered to take all actions necessary or advisable in order to consummate a Casa Ley Sale, including retaining advisors in connection with the Casa Ley Sale, soliciting potential purchasers for the Equity Interests owned by the Company and any Company Subsidiary and determining which purchaser to select, negotiating the terms and conditions of any Casa Ley Sale Agreement, including the purchase price for the Equity Interests owned by the Company and any Company Subsidiary, complying with any applicable provisions of Casa Ley’s governing documents (including the By-Laws), including with respect to rights of first refusal or similar provisions, and effectuating the consummation of such Casa Ley Sale.

(b) During the period from and after the Effective Time until the consummation of the Entire Casa Ley Sale or the Sale Deadline, whichever is earlier, the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide or cause to be provided to the Shareholder Representative all assistance reasonably requested by the Shareholder Representative in the preparation of the sales process, the negotiation and consummation of the transactions contemplated by the Entire Casa Ley Sale or any Partial Casa Ley Sale, including the use of commercially reasonable efforts (i) to provide such information, financial or otherwise, with respect to Casa Ley, its Subsidiaries or the Casa Ley Business as the Shareholder Representative may reasonably request, to the extent such information is reasonably available to, or can be reasonably obtained by, the Company or any Company Subsidiary, (ii) to assist in the preparation of disclosure schedules, exhibits and ancillary agreements contemplated in the applicable sales agreement relating to the Entire Casa Ley Sale or any such Partial Casa Ley Sale to the extent such information is reasonably available to, or can reasonably be attained by, the Company or any Company Subsidiary and (iii) to assist in obtaining approvals from Governmental Entities and consents and notices required to be obtained from or made to other Persons under the sales agreement relating to the Entire Casa Ley Sale or any such Partial Casa Ley Sale; provided, that, for the avoidance of doubt, all out-of-pocket costs, fees and expenses of the Company or its Affiliates in complying with this Section 4.3(b) shall be Casa Ley Sale Expenses, other than Excluded Expenses (which, for the avoidance of doubt, shall not be Casa Ley Sale Expenses). The Company shall, and shall cause its Affiliates to, afford to the Shareholder Representative reasonable access, upon reasonable prior notice and during normal business hours to the Company’s officers, employees, properties, books, contracts and records as the Shareholder Representative may reasonably request relating to Casa Ley or its Subsidiaries; provided, that the Shareholder Representative shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company. During the period from and after the Effective Time until the consummation of the Entire Casa Ley Sale or the Sale Deadline, whichever is earlier, the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate in good faith with the Shareholder Representative in connection with any proposed initial public offering of Casa Ley or the Casa Ley Series B Shares. The Shareholder Representative shall seek in good faith to complete the sale process of the Equity Interests in Casa Ley by the Sale Deadline (including any such Equity Interests that are publicly traded).

(c) The Shareholder Representative shall consult with the Company in the Entire Casa Ley Sale or any Partial Casa Ley Sale and shall keep the Company and Ultimate Parent reasonably informed on a current basis of the status, details and progress of any negotiations for the Entire Casa Ley Sale or any Partial Casa Ley Sale, including by providing copies of any marketing or information materials, the prospective purchaser’s financial statements and the current interim drafts of any Casa Ley Sale Agreement, and shall provide reasonable time to the Company and Ultimate Parent for review of such documents.

(d) In the event a definitive agreement is to be entered into prior to the Sale Deadline with respect to the Entire Casa Ley Sale or one or more Partial Casa Ley Sales, such agreement shall not, without the consent of the Company (which such consent shall not be unreasonably withheld, delayed or conditioned), (i) require the Company or any Company Subsidiary to agree to any material operating restrictions applicable to the Company or any Company Subsidiary (other than customary (A) confidentiality and/or employee non-solicitation restrictions that survive for no more than two (2) years from and after the Effective Time and, (B) restrictions relating to Casa Ley, any of its Subsidiaries, any of their respective properties or assets, the Casa Ley Business, any portions thereof or, to the extent such restrictions are reasonable, the Company’s or any Company Subsidiary’s management, operation or oversight thereof), (ii) require the Company or any Company Subsidiary to agree to any recourse applicable to the Company or any Company Subsidiary in excess of any escrow amount, holdback or similar amount after the closing of such agreement other than with respect to any customary indemnity obligations that are shared proportionately (based on their respective Equity Interests) among all of the participating Casa Ley shareholders for (A) any breaches by the Company or any Company Subsidiaries of (x) its covenants or agreements contained in such agreement or (y) any customary representations in such agreement relating to organization, qualification, capitalization, title to assets, authority, no conflicts, brokers, taxes, or employee benefits or (B) pre-closing taxes relating to Casa Ley, any of its Subsidiaries, any of their respective properties or assets, the Casa Ley Business, or any portions thereof, (iii) require the Company or any Company Subsidiary to retain any material excluded or retained liabilities (other than in connection with the matters described in (ii) above) relating to the securities or assets of Casa Ley or any of its Subsidiaries being directly or indirectly sold, transferred or otherwise disposed of in connection with such Entire Casa Ley Sale or Partial Casa Ley Sale after the closing of such agreement or (iv) be sold for a price that is payable in consideration other than cash or that, in the good faith judgment of the Shareholder Representative, would cause the Casa Ley Net Proceeds or the Partial Casa Ley Net Proceeds from such sale agreement to be less than zero. For the avoidance of doubt, and notwithstanding anything in any definitive agreement with respect to the Entire Casa Ley Sale or any Partial Casa Ley Sale, the Shareholder Representative shall control any third party claims relating to or arising under any such definitive agreement to the extent that any damages claimed thereunder are reasonably likely to be covered in full by any escrow, holdback or similar amount thereunder without direct liability of the Company or any Company Subsidiary and any costs, fees or expenses incurred by such Shareholder Representative in connection therewith shall be included in Casa Ley Sale Expenses.

(e) Upon the consummation of the Entire Casa Ley Sale or any Partial Casa Ley Sale, unless otherwise agreed to between the Company and the purchaser under such Casa Ley Sale Agreement, all intercompany arrangements and obligations between the Company and Casa Ley will be terminated and the Company shall take all actions necessary or advisable to cause such termination.

Section 4.4 Books and Records.

The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to keep true, complete and accurate records in sufficient detail to enable the Shareholder Representative and its consultants or professional advisors to determine the amounts payable hereunder.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders.

(a) Without the consent of any Holders, the Rights Agent, or the Shareholder Representative, the Company (when authorized by a Board Resolution), at any time and from time to time, may enter into one or more amendments hereto, subject to Section 6.1, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein.

(b) Without the consent of any Holders, the Company (when authorized by a Board Resolution), the Shareholder Representative and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the removal or replacement of the Rights Agent or any individual member of the committee comprising the Shareholder Representative and the succession of another Person as a successor Rights Agent or individual member of the committee comprising or controlling the Shareholder Representative, as applicable, and the assumption by any successor of the obligations of the Rights Agent or Shareholder Representative, as applicable, herein, in accordance with Sections 3.4 and 3.5;

(ii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company, the Rights Agent and the Shareholder Representative shall consider to be for the protection of the Holders; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders as determined by the Shareholder Representative;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders as determined by the Shareholder Representative; or

(iv) as may be necessary to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act.

(c) Promptly after the execution by the Company (and the Rights Agent, as applicable), of any amendment pursuant to the provisions of this Section 5.1, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of the Shareholder Representative.

(a) With the written consent of the Shareholder Representative, the Company (when authorized by a Board Resolution), the Shareholder Representative and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b) Promptly after the execution by the Company, the Shareholder Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments.

In executing any amendment permitted by this ARTICLE V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Company stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments.

Upon the execution of any amendment permitted under this ARTICLE V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and each Holder, Ultimate Parent, the Company, the Shareholder Representative and the Rights Agent shall be bound thereby.

ARTICLE VI

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 Company Consolidation, Merger, Sale or Conveyance.

(a) From and after the Effective Time until such time as all of the Company’s payment obligations shall have been discharged, the Company shall not consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i) in the case that the Company shall consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(ii) prior to such transaction, the Company has delivered to the Shareholder Representative an Officer’s Certificate stating that such consolidation, merger, conveyance, transfer or lease complies with this ARTICLE VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) For purposes of this Section 6.1, “convey, transfer or lease its properties and assets substantially as an entirety” shall mean properties and assets contributing in the aggregate at least a majority of the Company’s and its Subsidiaries’ total consolidated revenues as reported in the last available periodic financial report (quarterly or annual, as the case may be).

(c) In the event the Company conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 6.1, the Company and the Surviving Person shall be jointly and severally liable for the payment of the CVR Payment Amount and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed. Notwithstanding anything to the contrary contained herein, no consolidation, merger, sale, conveyance or assignment involving the Company shall relieve the Company of its obligations and liabilities to the Rights Agent hereunder, unless by written consent of the Rights Agent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.2 Successor Substituted.

Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein; provided, that notwithstanding any such transaction, if the Company is a surviving entity in the transaction, the Company shall also remain liable for the performance by the “Company” hereunder.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1 Notices to Ultimate Parent, the Company, the Shareholder Representative and the Rights Agent.

All communications, notices and disclosures required or permitted by this Agreement shall be in writing and will be deemed to have been given when delivered by first class mail or one (1) Business Day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to the Company, to:

Safeway Inc.

5918 Stoneridge Mall Road

Pleasanton, California 94588

Attn: General Counsel

Facsimile: (925) 467-3231

If to Ultimate Parent, to:

AB Acquisition LLC

250 Parkcenter Blvd.

Boise, ID 83706

Attention: Robert G. Miller

Email: Robert.Miller@albertsons.com

Facsimile: (208) 395-4625

with a copy (which shall not constitute notice) to:

Cerberus Capital Management, L.P.

875 Third Avenue, 11th Floor

New York, NY 10022

Attention: Lenard Tessler, Mark Neporent, Lisa Gray

Email: LTessler@cerberuscapital.com;

MNeporent@cerberuscapital.com

LGray@cerberuschicago.com

Facsimile: (212) 891-1540

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Stuart D. Freedman; Robert B. Loper, John M. Pollack

Email: Stuart.Freedman@srz.com;

Robert.Loper@srz.com;

John.Pollack@srz.com

Facsimile: (212) 593-5955

If to the Shareholder Representative, to:

Saturn Shareholder Rep, LLC

10 Clay Street, Suite 201

Oakland, California 94607

Attention: T. Gary Rogers

Email: tgrogers@ssrllc.net

Facsimile: (510) 899-7915

and

Saturn Shareholder Rep, LLC

10 Clay Street, Suite 201

Oakland, California 94607

Attention: Arun Sarin

Email: asarin@ssrllc.net

Facsimile: (510) 899-7915

With copies (which shall not constitute notice) to:

Latham & Watkins LLP

505 Montgomery Street

Suite 2000

San Francisco, CA 94111-6538

Tel: (415) 391-0600

Attention: Scott R. Haber

Email: scott.haber@lw.com

Facsimile: (415) 395-8095

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Tel: (212) 906-1200

Attention: M. Adel Aslani-Far

                  Eli G. Hunt

Email: adel.aslanifar@lw.com

            eli.hunt@lw.com

Facsimile (212) 751-4864

If to the Rights Agent, to:

Computershare Trust Company, N.A.

480 Washington Boulevard

Jersey City, NJ 07310

Attention: Relationship Manager

With a copy to:

Computershare Trust Company, N.A.

480 Washington Boulevard

Jersey City, NJ 07310

Computershare Trust Company, N.A.

480 Washington Boulevard

Jersey City, NJ 07310

Attention: Relationship Manager

Attention: Legal Department

Section 7.2 Notice to Holders.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing, sent by overnight courier (providing proof of delivery) or mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.3 Counterparts; Headings.

This Agreement may be executed in one or several counterparts (whether by facsimile, pdf or otherwise), each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission). The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 7.4 Assignment; Successors.

(a) Subject to Section 6.1, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that any entity into which the Rights Agent may be merged or consolidated, or any entity resulting from any merger or consolidation to which the Rights Agent shall be a party, or any entity to which the Rights Agent shall sell or otherwise transfer all or substantially all of its assets and business, shall be the successor Rights Agent under this Agreement upon the delivery of notice to the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by all of the parties and their respective successors and assigns; provided, that this Agreement may not be enforced directly by any Holder but may only be enforced on behalf of the Holders by the Shareholder Representative.

Section 7.5 Benefits of Agreement.

Except as set forth in ARTICLE III with respect to the Shareholder Representative Persons or the Rights Agent, nothing in this Agreement, is intended to or be deemed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder. The Shareholder Representative shall be the sole and exclusive representative of the Holders for all matters in connection with this Agreement and this Agreement may not be enforced directly by any Holder but may only be enforced on behalf of the Holders by the Shareholder Representative.

Section 7.6 Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Other than with respect to disputes submitted to an independent investment banking firm under Section 2.4(d)(i) or the Neutral Auditor under Section 2.4(d)(vi), each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery in the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such Delaware court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Delaware court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 7.7 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7

Section 7.8 Remedies.

The parties hereto agree that irreparable damage would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that prior to the termination of this Agreement in accordance with Section 7.10, (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or the posting of any collateral, bond or other security, this being in addition to any other remedy available at law, in equity, under this Agreement or otherwise and (b) the right of injunctive relief, specific enforcement and other equitable relief is an integral part of this Agreement and transactions related hereto. The parties also agree that the non-prevailing party (as determined by a court of competent jurisdiction in a final, non-appealable order) in any litigation relating to the enforcement of this Agreement shall reimburse the prevailing party for all costs incurred by the prevailing party (including reasonable legal fees in connection with any litigation). To the extent the Shareholder Representative is the non-prevailing party, its reimbursement obligation under this Section 7.8 shall be a Casa Ley Sale Expense.

Section 7.9 Severability Clause.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by the Merger Agreement and this Agreement are fulfilled to the extent possible.

Section 7.10 Termination.

This Agreement and each CVR shall be terminated and of no further force or effect, and the parties hereto shall have no liability hereunder, upon (i) the one (1) year anniversary of the later of (a) the payment of all Partial Casa Ley Net Proceeds, Casa Ley Net Proceeds, Sale Deadline Net Proceeds and the payment of all deferred cash consideration pursuant to Section 2.4(a)(iv), or (b) the Sale Deadline, or (ii) the written agreement of the Company and the Shareholder Representative to terminate this Agreement. Notice of any such termination will be promptly mailed by the Rights Agent, upon the written request of the Company and the Shareholder Representative and accompanied by the form of such notice, to the Holders. Notwithstanding anything to the contrary contained in this Agreement, Section 3.1, Section 3.2, Section 3.3, and this ARTICLE VII shall survive the termination of this Agreement indefinitely and the resignation, replacement or removal of the Rights Agent.

Section 7.11 Entire Agreement.

This Agreement, the Merger Agreement, all documents and instruments referenced herein and therein, and all exhibits and schedules attached to the foregoing, constitute the entire agreement of the parties (other than the Rights Agent) and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling. Notwithstanding the foregoing, as between the Rights Agent, on the one hand, and any other person or entity, on the other hand, this Agreement alone constitutes the entire understanding and agreement of such parties with respect to the subject matter of this Agreement.

Section 7.12 Suits for Enforcement.

In a case where breach has occurred, has not been waived and is continuing, the Shareholder Representative may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by such appropriate judicial proceedings as the Shareholder Representative shall deem most effectual to protect and enforce any of such rights (unless authorization and/or appearance of each of the Holders is required by applicable Law), either at Law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right vested in the Shareholder Representative by this Agreement or by Law. Notwithstanding anything to the contrary contained in this Agreement, any liability of any of the parties hereunder (including the Shareholder Representative) for breach of its obligations under this Agreement shall not (other than in connection with fraud or willful misconduct, or third party claims from third parties arising out of such party’s breach of this Agreement) include any unforeseeable and remote indirect or consequential damages, or any special or punitive damages. Subject to the immediately preceding sentence, any liability of the Company may include the benefit of the bargain lost by the Holders to the extent proximately caused by such breach (taking into consideration relevant matters, including the total amount payable to such Holders under this Agreement but for such breach, the time value of money, and any costs, fees and expenses incurred by the Shareholder Representative Persons in connection therewith) which shall be deemed in such event to be damages recoverable by the Shareholder Representative for the benefit of the Holders. With respect to any party other than the Company, under no circumstances shall such party be liable for monetary damages hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SAFEWAY INC.

By:	/s/ Robert A. Gordon
Name:	Robert A. Gordon
Title:	Senior Vice President Secretary & General Counsel

[Signature Page to Casa Ley CVR Agreement]

AB ACQUISITION LLC

By:	/s/ Paul Rowan
Name:	Paul Rowan
Title:	Executive Vice President General Counsel & Secretary

[Signature Page to Casa Ley CVR Agreement]

SATURN SHAREHOLDER REP, LLC

By:	/s/ T. Gary Rogers
Name:	T. Gary Rogers
Title:	Member

By:	/s/ Arun Sarin
Name:	Arun Sarin
Title:	Member

[Signature Page to Casa Ley CVR Agreement]

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Neda Sheridan
Name:	Neda Sheridan
Title:	Vice President

COMPUTERSHARE INC.

By:	/s/ Neda Sheridan
Name:	Neda Sheridan
Title:	Vice President

[Signature Page to Casa Ley CVR Agreement]

EXHIBIT A

Form of Transfer Certificate

See attached.

TRANSFER CERTIFICATE

Safeway Inc.

5918 Stoneridge Mall Road

Pleasanton, California 94588

Attn: General Counsel

Computershare Trust Company, N.A.

480 Washington Boulevard

Jersey City, New Jersey 07310

Attention: Relationship Manager

Re:	CVRs issued by Safeway Inc.

Ladies and Gentlemen:

                                          as Holder intends to transfer the above captioned CVR to                                          (“Permitted Transferee”), for registration in the name of                                         .

1. In connection with such transfer and in accordance with Section 2.3(c) of the CASA LEY CONTINGENT VALUE RIGHTS AGREEMENT, dated as of January 30, 2015, entered into by and among AB Acquisition LLC, a Delaware limited liability company, Safeway Inc., a Delaware corporation, Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A., together as rights agent, and the Shareholder Representative (the “Agreement”), the Holder hereby certifies that this transfer is a Permitted Transfer and that the Permitted Transferee is permitted to hold the CVRs in accordance with the terms of the Agreement.

2. The transfer is a Permitted Transfer for the following reason:

[Check the appropriate box and initial any applicable substatement]

☐    The CVRs are being transferred as a result of the death of a Holder by will or intestacy.

        An official copy of the death certificate of the Holder and such Holder’s last will and testament and a signed copy of Letters Testamentary, Letters of Administration or equivalent document dated within 60 days are being provided herewith.

        An official copy of the death certificate of the Holder is being provided herewith; the Holder has no will and the CVRs are passing via the rules of intestacy.

☐    The CVRs are being transferred by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee. The trustee is the Holder immediately prior to the transfer. Official copies of the death certificates and applicable trust documents authorizing distribution to the named beneficiaries are being provided herewith.

A-1

☐    The CVRs are being transferred pursuant to a court order (including a court order issued in connection with divorce, bankruptcy or liquidation). A copy of the court order and, if appointed, evidence of appointment as: Tutor, Guardian, Conservator, Committee, Attorney or Agent dated within 60 days are being provided herewith.

☐    The Holder is a corporation and the CVRs are being transferred pursuant to a distribution by the Holder to its stockholders. Such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act and the company has reasonably determined after consultation with counsel that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act. A copy of the unanimous written consent of the board of the company or an executed copy of the corporate resolution dated within 180 days authorizing and approving such distribution (and authorizing the signing officer to effect the transaction) and a certificate by or on behalf of the company stating that that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act are being provided herewith. Evidence of such Permitted Transferee being a shareholder of the Holder is also being provided herewith. The corporate resolution, if provided, is not executed solely by the signing officer.

☐    The Holder is a partnership and the CVRs are being transferred pursuant to a distribution by the Holder to its partners. Such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act. A copy of the current partnership agreement is being provided herewith, together with evidence of the authority of any signatory on behalf of the partnership.

☐    The Holder is a limited liability company and the CVRs are being transferred pursuant to a distribution by the Holder to its members. Such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act. A copy of the operating agreement is being provided herewith, together with an executed copy of the resolution dated within 180 days authorizing the signing managing member/manager to effect the transaction. If the limited liability company has more than one managing member/manager, this resolution is not executed solely by the signing managing member/manager.

☐    The CVRs are being transferred by a transfer made by operation of law (including a consolidation, dissolution or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity. Documents sufficiently evidencing such activities are being provided herewith, together with, if such transfer by operation of law requires shareholder or board of director or similar approval, an executed copy of the resolution dated within 180 days authorizing the signing officer, managing member/manager or other signatory to effect the event. If such entity has more than one signing officer, managing member/manager or other signatory, this resolution is not executed solely by the signing officer, managing member/manager or other signatory.

A-2

3. If not previously provided to the Rights Agent and if requested by the Rights Agent, a fully completed and executed Form W-9 or Form W-8, as applicable, of the Permitted Transferee is being provided herewith.

4. All capitalized terms used but not defined herein shall have such meanings as are ascribed to such terms in the Agreement.

5. By execution hereof the Permitted Transferee agrees to be bound, as Holder, by all of the terms, covenants and conditions of the Agreement.

6. This document may be executed in one or more counterparts and by the different parties hereof on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same document. The Holder and the Permitted Transferee both understand that the Rights Agent may require a Medallion Guarantee of Signature at a level acceptable to the Rights Agent.

IN WITNESS WHEREFORE, each of the parties have caused this document to be executed individually or by their duly authorized officers or representatives as of the date set forth below.

	Holder		Permitted Transferee

By:		By:
	Name:		Name:
	Title:		Title:
	Taxpayer Identification		Taxpayer Identification
	No.		No.

Date:		Date:

A-3